                                                                    EXHIBIT 3.20

                    AMENDED AND RESTATED VENTURE AGREEMENT

                                      OF

                            COLONY BAY COAL COMPANY

             Amended and Restated Venture Agreement (the "Agreement"), dated and effective as of the 1st day of January, 1983, by and between WALNUT COAL COMPANY, a West Virginia corporation ("Walnut"), and CHARLES COAL COMPANY, a Delaware corporation ("Charles"), (Walnut and Charles being hereinafter sometimes collectively called "Partners" and individually called a "Partner"),

                             W I T N E S S E T H :

             WHEREAS, Walnut and Charles have heretofore entered into a certain Venture Agreement dated as of November 20, 1980 (the "Original Agreement"), pursuant to which Walnut and Charles have formed a partnership (the "Partnership") under the West Virginia Uniform Partnership Act and have adopted the Original Agreement as the Articles of Partnership of the Partnership; and

             WHEREAS, the Partnership has and is engaged in the coal mining business in West Virginia as further described below; and

             WHEREAS, the Partners desire to provide that Walnut shall furnish to the Partnership certain services in connection with the continued operation of the Colony Bay Reserve (as defined below), for the compensation and on the other terms set forth herein;

             NOW, THEREFORE, to effect the foregoing and in consideration of the mutual covenants and benefits herein set forth and contemplated the Partners
   (i) agree that the Original Agreement is hereby amended and restated in its entirety by this Agreement, and (ii) further agree as follows:

             SECTION 1.  ORGANIZATION OF THE PARTNERSHIP
                         -------------------------------

            1.1 Organization.
                ------------

            (a) The Partners hereby adopt this Agreement as the Amended and Restated Articles of Partnership of the Partnership in the place and stead of the Original Agreement and hereby agree that the Partnership shall be continued for the limited purposes and scope set forth herein.

            (b) Except to the extent otherwise provided herein, the rights and liabilities of the Partners and the conduct and termination of the Partnership shall continue to be governed by the West Virginia Uniform Partnership Act.

            (c) The Partners will promptly execute all certificates and other documents, and make all such filings and recordings and perform such other acts as may now or hereafter be necessary or desirable, to comply with the requirements of West Virginia law for the carrying on of the business of the Partnership.

            (d) Each Partner shall continue to be a general partner and each Partner's interest in the Partnership shall continue to be fifty percent (hereinafter called its "Partnership Interest").

            (e) All real and other property including permits and licenses owned by or granted to or held by the Partnership shall continue to be deemed to be owned by or granted to or held by the Partnership as an entity, and no Partner, individually, shall have any ownership of, or right to use, any such property, except as provided in this Agreement.

            1.2  Name. The name of the Partnership shall continue to be "COLONY
                 ----
   BAY COAL COMPANY", and the Partnership's business and affairs shall continue to be conducted only under that name.

            1.3  Effective Date and Term. This Agreement shall be effective as
                 -----------------------
   of the date hereof (hereinafter called the "Effective Date") and the Partnership shall continue in effect until terminated as provided in Section 8 hereof.

            1.4  Principal Office.  The principal office and place of business
                 ----------------
   of the Partnership shall be Bluestone Coal Building, 818 North Eisenhower Drive, Beckley, West Virginia 25801 or such other location as the Partners may designate.

            1.5  Purposes and Scope.  The sole purpose of the Partnership shall
                 ------------------
   be to engage in the business of mining coal in the seams and veins of coal in the areas covered by the SubSublease and Consent dated November 20, 1980 between Eastern Royalty Corp. ("Royalty") and the Partnership (said subleased premises being hereinafter called the "Colony Bay Reserve") and in other activities incidental to such business, which activities may from time to time include:
   (a) developing strip, deep or auger mines and conducting mining operations in and on the Colony Bay Reserve; (b) acquiring by purchase, lease, sublease or otherwise rights to mine and extract coal in the Colony Bay Reserve; (c) acquiring by purchase, lease, sublease or otherwise surface land or rights to the use of surface land; (d) acquiring by purchase, lease or otherwise such machinery, equipment and other facilities as may be necessary or advisable for such operations; (e) entering into such engineering, operating or mining agreements with third parties as may be necessary or advisable to accomplish the foregoing; (f) transporting coal produced from such operations by such means as may be necessary or advisable (but not acting as a common carrier in connection therewith); (g) selling such coal and engaging in marketing activities incidental thereto; and (h) performing all other activities, including the borrowing of money and the mortgaging of real estate or personal property of the Partnership in connection therewith, as are necessary or incidental to conducting such business.

            The Partnership shall have the power to do any act and thing and to enter into any contract incidental to, or necessary, proper or advisable for, the accomplishment or attainment of the purpose of the Partnership specified in this Agreement.

            1.6  Partner's Authority.   Except as otherwise provided in this
                 -------------------
   Agreement, neither Partner alone shall have any authority to act for, or to assume any obligations or responsibilities on behalf of, the other Partner or the Partnership. Each Partner will indemnify the Partnership and the other Partner against any claim, loss or damage to the Partnership or other Partner which may result from the Partner's breach of this Subsection 1.6.

                   SECTION 2.  OTHER AND COMPETING BUSINESS

            Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to restrict in any way the freedom of either Partner, or any Affiliate of either Partner, to conduct, independently of the Partnership, and whether or not in competition with the Partnership, any business or activity outside the Colony Bay Reserve (other than the business contemplated to be performed by the Partnership under and in accordance with this Agreement) without any accountability to the Partnership or to the other Partner. No provision of this Agreement shall be interpreted in such a manner as to impose limitations upon the activities of either Partner which will have the effect of limiting competition. For the purposes of this Agreement, "Affiliate" means, as to any entity, a person, corporation, company, trust, firm or other entity which directly or indirectly controls, or is controlled by, or is under common control with, such entity.

            SECTION 3.  CONTRIBUTIONS TO THE PARTNERSHIP

            As and when the Partnership determines from time to time that it requires cash, each Partner hereby agrees that it shall make cash contributions to the Partnership in an amount equal to fifty percent of each such cash requirement.

            SECTION 4.  MANAGEMENT OF THE PARTNERSHIP

          4.1  Management of the Colony Bay Reserve.
               ------------------------------------

          (a) Walnut, as managing general partner, shall supervise, manage and direct the operation of all of the mines and mining activities of the Partnership, upon the terms and conditions set forth below:

               (i) Walnut shall at its expense perform or cause to be performed or furnished, all of the work and services described in Appendix A attached hereto and with the authority and in accordance with the terms and conditions set forth in said Appendix A.

               (ii) The Partnership shall pay to Walnut, as a guaranteed payment (as such term is defined in Section 707(c) of the Internal Revenue Code of

          1954, as amended), a management fee based upon the number of tons of raw coal mined by the Partnership in each calendar year, as follows, subject to adjustment as hereinafter provided:

                    (1) $1.43 per ton for all coal mined up to but not in excess of 700,000 tons in any year;

                    (2) $1.37 per ton for all coal mined in excess of 700,000
               tons up to but not in excess of 1,200,000 tons in any year; and

                    (3) $1.12 per ton for all coal mined in excess of 1,200,000 in any year.

               (iii) The management fee set forth in subsection (ii) above shall be adjusted from time to time for all costs incurred by Walnut in the performance of its services hereunder that are directly applicable to such services and that result from complying or preparing to comply with any federal, state or local law, regulation or order enacted or adopted after the date hereof or from any amendment or change in any existing federal, state or local law, regulation or order changed or amended after the date hereof. In the event of such an enactment, adoption, change or amendment, Walnut shall determine the cost of complying or preparing to comply, Charles shall have the right to examine and question any such determination and, if the Partners shall agree on the amount of the adjustment, the amount so determined shall be added to the management fee (as then adjusted) to be effective as incurred by Walnut. If the Partners shall not agree, the amount of such adjustment shall be determined by arbitration under Section 9 hereof.

               (iv)   The management fee (as adjusted pursuant to subsection
          (iii) above) shall be further adjusted annually as of May 1 (but not below (x) $1.43 per ton for all coal mined up to but not in excess of 700,000 tons in any year, (y) $1.21 per ton for all coal mined in excess of 700,000 tons up to but not in excess of 1,200,000 tons in any year and (z) $.99 per ton for all coal mined in excess of 1,200,000 tons in any year, in each case subject to adjustment pursuant to subsection (iii) above) by a percentage amount equal to the percentage increase or decrease in the average gross selling price of all of the coal produced by the Partnership during the preceding calendar year as compared to a base gross selling price of $32.00 per ton. The average gross selling price for any calendar year shall be the gross f.o.b. mine sale price, including any premium-penalty adjustments for coal quality, for such coal sold during such calendar year, whether or not actually paid by vendees and without deduction for taxes, commissions, royalties or any other matter or thing, divided by the total number of net tons of such coal sold during such year.

             An example of such adjustment is as follows:

             MF = Management Fee = $1.43

             BP = Base Gross Selling Price = $32.00

             AP = Average Gross Selling Price = $40.00

             AF = Adjusted Management Fee

             AF = (MF) AP
                       --
                       BP

             AF = ($1.43) $40 = $1.43 (1.25) = $1.79
                          ----
                          $32

               (v) In all adjustments of the management fee, any fraction of one cent shall be rounded to the nearest whole cent by dropping the last significant integer if five or less or by rounding up if six or more.

               (vi) As used herein, the term "ton" shall mean a net ton of 2,000 pounds.

               (vii) All sums due hereunder shall be payable monthly by the 15th day of each month for the preceding calendar month.

               (viii) The Partnership shall, at its expense, employ all labor necessary to carry on the operation of its mines and mining activities, including all mine superintendents, both deep and surface, mine engineering and mine office staffs, and all other employees below the level of mine superintendent, all of whom shall be employees of and shall be under the direction and control of the Partnership, but who shall be subject to supervision by Walnut.

               (ix) Walnut shall, at its expense, (1) employ all supervisory and management personnel above the level of mine superintendent necessary for the efficient and economic operation of the mines and mining activities of the Partnership, and furnish to them such employee benefits, including pension, profit-sharing, insurance and bonus plans, as it may deem advisable; (2) supply appropriate transportation facilities for such supervisory personnel, in its discretion; (3) oversee all services and work performed at the mine; (4) perform overhead engineering and other work not appropriate for performance at the mining site; and (5) be responsible for all planning and forecasting. The cost of all necessary legal, accounting and other professional services not rendered by officers or employees of Walnut shall be borne by the Partnership

               (x)    Term. The provisions of this Section 4.1 shall take effect
                      ----
          as of the Effective Date and shall continue in effect until November 20, 1986, and shall continue automatically thereafter from year to year, subject, however, to the right of Walnut or the Partnership to terminate the provisions of this Section 4.1 on November 20, 1986, or thereafter, by giving six months' written notice to the other party of such election to terminate said provisions in the manner and form provided for giving of notice herein.

          (b) Nothing contained in this Section 4.1 shall be deemed or construed to create any rights of ownership in Walnut (beyond or in addition to its rights as Partner in the Partnership pursuant to the terms of this Agreement) of any documents, records, reports, plans or any other instruments created, written or copied by Walnut pursuant to the performance of its management responsibilities under this Section 4.1. All such records and documents shall be available to Charles for inspection and copying during normal business hours and shall be delivered to Charles upon the termination of this Agreement or the termination of Walnut's management responsibilities under the provisions of this Section 4.1.

          (c) No termination (for whatever reason) of Walnut's management responsibilities under the provisions of this Section 4.1 or default in the performance by Walnut or the Partnership of any obligations hereunder, shall be deemed or construed to constitute a default under the remaining provisions of this Agreement or to create any right of termination of this Agreement or to constitute, require or permit any dissolution of or withdrawal of Walnut from the Partnership.

          (d) Any termination of this Agreement or dissolution of or withdrawal of Walnut from the Partnership (for whatever reason) shall terminate Walnut's management responsibilities under the provisions of this Section 4.1.

          (e) The amounts received by Walnut pursuant to the terms of subsection (a)(ii) (as adjusted pursuant to subsections (a)(iii) and (iv)) of this Section 4.1 shall constitute a guaranteed payment (as such term is defined in Section 707 of the Internal Revenue Code of 1954, as amended (the "Code")) to Walnut for its services as managing general partner and no such payment shall, for purposes of any other provision of this Agreement, be deemed or construed to constitute (i) net income of the Partnership allocable to Walnut, or (ii) a distribution of income by the Partnership to Walnut, nor shall any adjustment be made of Walnut's Partnership Interest or any other percentage, contribution or account by reason of receipt of any such amounts by Walnut.

          (f) The Partnership will appoint officers or employees of Walnut as its authorized representatives, from time to time, to do and perform such specific acts as may be designated by the Partnership and which are deemed convenient or necessary for the day-to-day operation of the business of the Partnership.

          (g) The Partnership shall at its expense provide appropriate insurance coverage against liabilities arising from its operations and activities, including property damage, in such amounts and with such insurers as shall be determined by the Partnership. Such policies shall name Charles and Walnut as co-insureds where appropriate.

          (h) Walnut shall perform its services under this Section 4.1 and Appendix A in such manner as to provide efficient and economical planning, construction, development and mining operations for the Partnership. Walnut agrees that it will exercise its best efforts in carrying out its obligations under this Section 4.1 and Appendix A.

                4.2  General Management of the Partnership.
                     -------------------------------------

          (a) The ultimate responsibility for the affairs of the Partnership shall be in the Partners, and each Partner shall have the right to participate fully and actively in the management of the business of the Partnership as herein provided. Subject to the provisions of this Agreement and except to the extent otherwise provided in Section 4.1 and Appendix A, all action and decisions in the management of the business of the Partnership shall be taken jointly by agreement between both Partners.

          (b) Each Partner has, by notice to the other Partner, appointed a "Managing Agent" and one or more "Executive Agents" (herein collectively called "Agents"). At any time and from time to time, either Partner may remove and appoint a replacement for any of its Agents by notice to the other Partner, and shall do so immediately in the event of the death, resignation or substantial inability or incapacity of any of its Agents. In the absence or incapacity of a Partner's Managing Agent, one of such Partner's Executive Agents (in the order designated by such Partner) shall have the responsibility of and shall act for such Managing Agent. Each Partner represents and warrants that each Agent so appointed by it by such notice has and shall have all authority requisite to the duties of such Agent hereunder.

          (c) Agreement on behalf of either Partner pursuant to this Agreement (except as contemplated in Subsection 4.2(f) hereof) shall be communicated through its Managing Agent. Except to the extent otherwise provided in
     Section 4.1, the Managing Agents shall be responsible for the day-to-day management of the business of the Partnership. Meetings of the Managing Agents (and any other Agents) shall be held at such intervals and at such places as the Managing Agents shall determine. Action may be taken and decisions made (subject to the limitations set forth in Subsections 4.2(e) and 4.2(f)
     hereof) by either written or oral agreement of the Managing Agents for each Partner. Actions taken and decisions made by a Managing Agent (or an Executive Agent acting for a Managing Agent) shall be binding upon the Partner by whom he was appointed.

          (d) The Managing Agents may from time to time adopt detailed rules and procedures not inconsistent with this Agreement (including Appendix A) for the management of the business of the Partnership, including rules and procedures for the establishment of one or more managing committees, the membership of such managing committees and the delegation of responsibilities of the Managing Agents to such managing committees.

          (e) The following actions shall require in every event the written consent of each Partner signed either by its Managing Agent or by another officer thereof duly authorized "thereunto:

               (i) The entering into of any contract or agreement (including without limitation any contract or agreement for engineering, architectural, construction, environmental, financial or other consulting services, or any lease or other acquisition of equipment or facilities or extension of credit on behalf of a supplier) calling for, or reasonably expected to call for, the payment over its term by the Partnership of more than $100,000.

               (ii) The entering into of any contract or agreement for the sale or marketing of coal, the term of which exceeds one year; and the establishment of general policies, terms and conditions under which any other sale of coal will be made.

               (iii) Incurring, guaranteeing or otherwise becoming liable for indebtedness for borrowed money in an amount in excess of $100,000 in the aggregate.

               (iv) The acquisition of any land or other interests in real estate reasonably estimated to have a price in excess of $100,000.

               (v) The sale or transfer of any property or asset of the Partnership, other than obsolete or worn out assets and property or assets reasonably estimated to be worth in each case less than $l00,000, except in the ordinary course of business.

               (vi) The employment or discharge of employees of the Partnership at the level of the Mine Superintendent.

               (vii) The adoption of pension and other employee benefit and the awarding of bonuses to employees.

               (viii) The waiver by the Partnership of any default by Walnut under Section 4.1 hereof or the assignment, termination, extension or amendment of any of the obligations of Walnut under
          Section 4.1 hereof.

               (ix) The waiver by the Partnership of any default by Eastern Associated Coal Corp. ("EACC") under the Coal Cleaning Contract (the "Cleaning Contract") or by Associated Coal Sales Corp. ("ACSC") or Castner, Curran & Bullitt, Inc. ("CCB") under the Coal Sales Agreement (the "Sales Agreement"), each dated as of November 20, 1980, entered into with the Partnership or the termination, extension, amendment or assignment of either agreement or the consent to the assignment of either agreement by EACC, ACSC or CCB.

          (f) The following actions shall require in every event the written consent of each Partner, executed by an officer thereof duly authorized "thereunto (with evidence of specific authority from the board of directors of the appropriate Partner):

               (i) Any amendment, modification, change or variation in or to this Agreement.

               (ii) Any discontinuance or substantial reduction of the business of the Partnership contemplated by this Agreement.

               (iii) The liquidation or dissolution of the Partnership, except pursuant to Section 8 hereof.

               (iv) Any merger or consolidation of the Partnership into or with any other entity, or any transfer, assignment or encumbrance of a Partner's Partnership Interest except pursuant to Section 7 hereof.

          (g) Notwithstanding the limitations, obligations and liabilities established between the Partners hereunder, any person transacting business with the Partnership may rely upon the fact that each Partner and each Managing Agent is an agent of the Partnership for the purposes of its business, and the act of any Partner or Managing Agent, including the execution in the Partnership's name of any instrument for apparently carrying on in the usual way the business of the Partnership (as interpreted under the West Virginia Uniform Partnership Act), will bind the Partnership unless the person with whom he is dealing has knowledge of the fact that he has no such authority.

          (h) Either Partner alone shall have the right at any time to assert and enforce at law, in equity or otherwise, in the name and on behalf of the Partnership any claim which the Partnership may have against Walnut in connection with its performance under Section 4.1 hereof (subject to the provisions of Section 9 hereof), or against EACC in connection with its performance under the Cleaning Contract or against ACSC or COB in connection with their performance under the Sales Agreement. The Partnership shall pay the costs and expenses (including reasonable legal fees) of enforcing any such claim provided that the recovery to the Partnership with respect to such claim exceeds such costs and expenses.

     SECTION 5.  ACCOUNTING MATTERS; BOOKS AND RECORDS; TAX RETURNS

          5.1  Fiscal Year.  The fiscal year of the Partnership shall continue
               -----------
   to be the calendar year.

          5.2  Books and Reports.  The Partnership shall cause to be prepared
               -----------------
   and maintained complete books and records, on an accrual basis, regarding all phases of its business, including without limitation, construction, marketing activities, procurement and purchasing, contract administration, financial planning, administration, accounting, reporting, legal, capital expenditures, and taxes, royalties and other operation expenses, capital and operation
   budgets and other reporting procedures.   The Partnership shall keep its
   books of accounts in accordance with generally accepted accounting principles consistently followed, except as otherwise agreed in writing by the Partners. Each Partner shall have the right (at its own expense) to inspect, audit and copy any and all such books and records at all reasonable times, which right may be exercised through one or more Agents or employees of such Partner designated by such Partner and by one or more attorneys, independent engineers or independent certified public accountants designated by such Partner.

          5.3  Financial Records; Independent Audits.  Promptly after the end of
               -------------------------------------
   each month, the Partnership will cause to be prepared and deliver to each Partner financial statements and related reports reflecting the financial position of the Partnership at the close of the month and the results of operations of the Partnership for the month. The Partnership shall have an audit of its books made as soon as practicable after the close of each fiscal year by Arthur Andersen & Co. or such other nationally recognized firm of public accountants as the Partners shall designate, and shall furnish each Partner copies of such financial statements and related reports reflecting the financial position of the Partnership at the close of the fiscal year and the results of operation of the Partnership for the fiscal year, together with the certificate of the public accountants covering the results of such audit.

          5.4  Taxes and Tax Returns.  The Partnership shall prepare and file
               ----------------------
   all tax returns required to be filed by the Partnership pursuant to the Code or any successor statutes, and all state and local tax returns required to be filed by the Partnership. The Partnership shall not make an election to defer development expenditures under Section 616(b) of the Code, entitled "Development Expenditures". In the preparation of the Partnership tax returns, depreciation methods will be adopted and other elections will be made to maximize percentage depletion over the life of the project. When percentage depletion is unaffected the most rapid available method of depreciation will be elected. No changes in the accounting methods for the purpose of preparation of tax returns of the Partnership shall be made without the consent of each Partner.

          SECTION 6. PROFITS, LOSSES AND DISTRIBUTIONS

          6.1  Profits and Losses.  All profits and losses of the Partnership
               ------------------
   shall be shared equally by the Partners except as set forth below:

          (a) For book and tax purposes, all expenses of the Partnership with respect to royalty obligations payable to Royalty relating to the Colony Bay Reserve in excess of the royalty obligations payable by EACC to The Charleston National Bank, as Trustee and successor in interest of Donald D. Shepard et ux., pursuant to the Agreement of Lease dated January 29, 1946,
             -- --
     as amended, and relating to the Colony Bay Reserve (the "Excess Royalty Payments") shall be allocated only to Charles. The Partnership shall distribute to Walnut cash equal to the Excess Royalty Payments, such distributions to be made contemporaneously with the payment of royalty obligations giving rise to such Excess Royalty Payments.

          (b) The allocation between the Partners of percentage depletion for tax purposes shall be made so that Walnut is allocated the amount it would have been entitled to receive if the Partnership's royalty obligation referred to in clause (a) above were no greater than the royalty obligation of EACC referred to in said clause. In the event there is an insufficient amount of percentage depletion to allocate to Walnut pursuant to the preceding sentence, Charles shall pay to Walnut cash equal to the pretax value to Walnut of such deficiency.

          (c) The Partners may from time to time enter into additional agreements allocating for tax or book purposes certain items of income and expense.

          6.2  Distributions.  Except as otherwise specifically provided in this
               -------------
   Agreement, all distributions of any Partnership assets shall be made only as and when determined by the prior written agreement of both Partners and all distributions of any Partnership assets, including those on termination and dissolution of the Partnership, shall be shared equally by the Partners.

          SECTION 7. RESTRICTIONS ON TRANSFER OF PARTNERSHIP INTERESTS

          Neither Partner may transfer, sell, alienate, assign or otherwise dispose of all or any part of its interest in the Partnership, whether voluntarily, involuntarily or by operation of law, or at a judicial sale or otherwise; provided, however, that nothing herein contained shall be construed to prohibit either (a) the transfer of Walnut's entire interest in the Partnership to Bluestone Coal Corporation ("Bluestone") or to any entity 100% of the equity of which is owned directly or indirectly by Bluestone, or
   (b) the transfer of Charles' entire interest in the Partnership to Eastern Gas and Fuel Associates, a Massachusetts voluntary association ("Eastern"), or to any entity 100% of the equity of which is owned directly or indirectly by Eastern, so long as such transferee shall, immediately upon such transfer, become a Partner and expressly assume in writing the due and punctual performance of all the obligations of the transferring Partner under this Agreement and consent and undertake in writing to assume and perform all the obligations hereunder not theretofore performed and discharged by such Partner and to execute this Agreement and be bound by all the terms and provisions hereof; provided, however, that no such transfer shall be permitted without the express written consent of the nontransferring Partner if such transfer would, in the reasonable opinion of the nontransferring Partner, result in adverse tax consequences to the nontransferring Partner under the Code. Whenever pursuant to this Section 7 any transferee is entitled to become a Partner, the other Partner agrees to execute an appropriate instrument admitting such transferee as a Partner.

            SECTION 8. TERM; DISSOLUTION; TERMINATION

          8.1  Effective Date and Term.  The Partnership shall be subject to the
               -----------------------
   terms and provisions of this Agreement as of the Effective Date and shall continue until terminated in accordance with the provisions of this Section
   8. No Partner shall have the right to and each Partner agrees not to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Partnership, except as provided in this Agreement.

          8.2  Events of Dissolution.
               ---------------------

          (a)  The Partnership shall dissolve:

               (i) upon the unanimous written agreement of the Partners to dissolve the Partnership;

               (ii)   on November 20, 2079;

               (iii) upon written notice given by Walnut at any time after the sixth anniversary of the Effective Date;

               (iv)   upon the dissolution of a Partner; or

               (v) if (A) a Partner shall (1) apply for or consent to the appointment of a receiver, trustee, assignee for creditors or liquidator of such Partner, or of all or a substantial part of such Partner's assets, (2) be subject to an order for relief or be adjudicated a bankrupt or insolvent under any bankruptcy or insolvency statute, or file a voluntary petition in bankruptcy, or be unable to pay its debts generally as they come due, (3) make a general assignment for the benefit of creditors, (4) file a petition or an answer seeking reorganization or arrangement with creditors or to utilize any insolvency law, or (5) file an answer admitting the material allegations, or consent to, or default in answering a petition filed against such Partner in any bankruptcy, reorganization or insolvency proceeding; or (B) a voluntary petition seeking reorganization of a Partner or an arrangement with creditors (or any call of creditors) of a Partner or appointing a receiver, trustee or liquidator of a Partner or of all or a substantial part of the assets of a Partner, shall be filed and such petition shall not be dismissed for any period of sixty consecutive days.

          (b) Upon the dissolution of the Partnership pursuant to either Subsection 8.2(a)(i) or 8.2(a)(ii), the Partnership and its business shall promptly be wound-up and terminated. Upon the dissolution of the Partnership caused by any event set forth in Subsection 8.2(a)(iii) through 8.2(a)(v), inclusive, (A) the Partner giving the written notice contemplated by Subsection 8.2(a)(iii) or as to whom the event described in Subsections 8.2(a)(iv) or 8.2(a)(v) has occurred (the

     "Withdrawing Partner") shall immediately cease to be a Partner, and (B) the business of the Partnership shall not be wound-up and terminated unless the remaining Partner shall so elect.

          (c) Subject to the provisions of Section 8.2(b) above, in the event of the occurrence of an event set forth in Subsections 8.2(a)(iii) through 8.2(a)(v), inclusive:

               (i) the remaining Partner may send such notices of the dissolution to such persons and entities as the remaining Partner may deem appropriate and necessary under the circumstances;

               (ii) the remaining Partner shall either continue or promptly settle the business of the Partnership and, in either case, account for the interest of the Partners, and such procedure may include without limitation at the option of the remaining Partner either (A) a purchase by the remaining Partner of the interest in the Partnership of the Withdrawing Partner at a price equal to an amount determined in accordance with an appraisal of the interest of the Withdrawing Partner (net of all liabilities and obligations to be assumed by the remaining Partner in accordance with Subsection 8.4(d) hereof) made by three generally recognized competent coal mining appraisers one of whom shall be selected by the

          Withdrawing Partner, another by the remaining Partner and the third by the other two appraisers so selected; provided, however, that such appraisal shall assign no value to the goodwill of the Partnership, and provided further that such appraisal shall value the assets of the Partnership as located and erected at the Colony Bay Reserve and as if such assets were to be used at that location but without regard to the potential earning power of such assets, or (B) a sale of all or any part of the assets of the Partnership;

               (iii) the goodwill of the Partnership (including the name, records and files) shall belong to and remain solely vested in the remaining Partner; and the remaining Partner shall have the right at all times to continue the business and affairs of the Partnership; and

               (iv) the prior written consent of the remaining Partner shall be required prior to either (A) any disposition of the Partnership interest of the Withdrawing Partner, or (B) any act by any judge, trustee or court of bankruptcy which may adversely affect the property or the business of the Partnership.

          8.3  Voluntary Termination and Purchase by Charles.
               ---------------------------------------------

          (a) Charles shall have the right on and after the sixth anniversary of the Effective Date to terminate the

     Partnership at any time by giving to Walnut a notice of termination (the "Termination Notice") which shall state that Charles will purchase Walnut's interest in the Partnership at a price determined as hereinafter provided. Upon giving the Termination Notice, Charles will have the rights of the remaining Partner as contemplated by Subsections 8.2(b) and 8.2(c) hereof and shall have the obligation to purchase Walnut's interest in the Partnership. The purchase price for such purchase shall be the sum of (i) the price contemplated by Subsection 8.2(c)(ii)(A) and (ii) one-half of the aggregate income of the Partnership for any period of 36 consecutive calendar months beginning not more than 36 months prior to the date of the Termination Notice and ending not more than 36 months after the date of the Termination Notice, said period to be designated by Walnut within thirty days after receipt of the Termination Notice. The income of the Partnership shall be determined by generally accepted accounting principles applied on a consistent basis except as otherwise agreed in writing by the Partners. The income of the Partnership for any period subsequent to the date of the Termination Notice shall be the pretax income of Charles (without deduction for the Excess Royalty Payments) derived from the business of the Partnership continued by Charles as the remaining Partner after termination of the Partnership. If Walnut designates any period which ends after the Closing (hereinafter defined in Subsection 8.4(a)), the purchase price payable at the Closing shall be the amount contemplated by Subsection 8.2(c)(ii)(A) and the balance of the purchase price, if any, shall be payable as soon as practicable after the end of such period and the determination of such balance.

          (b) Charles shall have the option of making payment of the purchase price contemplated by Subsection 8.3(a) hereof in shares of common stock of Eastern. In the event Charles elects to make payment in such stock, Charles shall deliver at the Closing, in lieu of the check contemplated by Subsection 8.4(c) hereof, certificates representing the number of shares (rounded to the nearest full share) of such stock obtained by dividing the amount of the payment by the average of the daily closing sales prices for such stock on the New York Stock Exchange for the last five trading days immediately preceding the date of the Termination Notice and, as soon as the balance of the purchase price, if any, has been determined, shall deliver certificates representing the number of shares (rounded as aforesaid) of such stock obtained by dividing the amount of such balance by the average of said daily closing prices for the last five trading days immediately preceding such date of delivery. Walnut agrees that any shares of common stock of Eastern delivered to Walnut pursuant to the foregoing will be acquired for its own account and for investment and not with a view to or in connection with any distribution thereof. Walnut agrees to confirm this understanding upon each delivery of such shares and to acknowledge that such shares will not be registered under the Securities Act of 1933 based upon such representation. Walnut shall also agree that such shares shall not be sold or transferred unless either (i) such shares shall first have been registered under said Act or (ii) Eastern first shall have been furnished with an opinion of its legal counsel stating that such sale or transfer is an exempted transaction under said Act. If the sale or transfer is pursuant to the foregoing clause (ii), Eastern shall also be furnished with a written agreement by the transferee of such shares not to sell or transfer such shares again without complying with the requirements provided for in this Subsection 8.3(b); provided, however, that no such agreement shall be required if the opinion referred to in clause (ii) states that such shares may be transferred by the transferee immediately after acquisition without registration under said Act. Until such shares have been registered under said Act or until Eastern shall have received an opinion of counsel pursuant to the next preceding sentence stating that such shares may be transferred by the transferee thereof immediately after the acquisition without registration of such shares under said Act, each certificate representing shares delivered pursuant to this Subsection 8.3(b) shall bear the following legend:

          "The shares represented by this certificate are subject to certain restrictions on sale or transfer as set forth in an agreement dated as of ___________, 1983 between the issuer hereof and the initial holder of the shares delivered pursuant to such agreement. The issuer hereof will furnish a copy of such agreement to any registered holder hereof upon written request and without charge."

          8.4  Purchase by Remaining Partner.  If the remaining Partner elects
               -----------------------------
     to purchase the interest in the Partnership of the Withdrawing Partner pursuant to Subsection 8.2(c)(ii)(A) hereof or if Charles purchases the interest in the Partnership of Walnut pursuant to Subsection 8.3 hereof, the following provisions shall govern the purchase by the remaining Partner or Charles (the "purchasing party") of the interest in the Partnership of the Withdrawing Partner or Walnut (the "selling party"):

          (a) The closing ("Closing") of any such purchase and sale shall be held at the principal office of the Partnership, or another mutually acceptable place.

          (b) At the Closing, the selling party shall execute and deliver to the purchasing party all bills of sale and other instruments of transfer and conveyance, in form and substance satisfactory to the purchasing party, as may be necessary to convey, transfer, assign and deliver to the purchasing party ownership of all of the selling party's interest in the Partnership, free and clear of all liens and encumbrances. The selling party agrees, from time to time at the request of the purchasing party, at or after the date of Closing to execute and deliver such instruments of conveyance, assignment, transfer and consent as may be required or advisable for the effective conveyance and transfer of the business, properties, assets, name, goodwill and rights included in the selling party's interest in the Partnership or otherwise to vest ownership of all of the assets of the Partnership in the purchasing party.

          (c) At the Closing, the purchasing party shall pay to the selling party the purchase price determined as of the date of the Closing pursuant to Subsection 8.2(c)(ii)(A) or Subsection 8.3(a), as the case may be, which purchase price shall be adjusted downward by the amount of any contribution to the capital of the Partnership which both the purchasing party and the selling party agreed to make prior to the Closing if the purchasing party made such contribution but the selling party did not make such contribution prior to the

     Closing. Subject to the provisions of Subsection 8.3(b), said purchase price shall be paid by a cashier's or certified check from a bank acceptable to the selling party.

          (d) At the Closing, the purchasing party shall by a legally enforceable agreement, effective upon the effectiveness of the sale of the selling party's interest in the Partnership:

               (i) assume and become obligated to pay, or discharge any indebtedness, lien, mortgage or encumbrance on the assets of the Partnership incurred in accordance with this Agreement to the extent that the selling party has personal liability with respect thereto;

               (ii) assume and become obligated to pay, or perform or discharge the obligations and liabilities that the selling party may have incurred in accordance with this Agreement to third parties as a Partner in the Partnership (other than liabilities for which the purchasing party may have a claim against the selling party due to the selling party's breach of, or default under, the terms of this Agreement);

               (iii) assume and become obligated to pay, or perform or discharge the obligations and liabilities that any Affiliate of the selling party may have incurred to third parties as a guarantor of obligations of the Partnership or to support financing arrangements of the Partnership in some other manner such as an agreement to maintain the working capital of the Partnership;

               (iv) release and discharge the selling party of all obligations and liabilities (except those on account of or arising out of any breach of or default under the terms of this Agreement) to the purchasing party or the Partnership incurred hereunder or otherwise in connection with the operation of the business of the Partnership in accordance with this Agreement; and

               (v) save, defend and indemnify the selling party and its Affiliates against and hold them harmless from any and all liabilities specified in clauses (i) through (iv) of this Subsection 8.4(d).

          8.5  Continuing Conduct of the Partnership.  During the pendency of
               -------------------------------------
   any claim against a Partner for a breach of or for default under the terms of this Agreement or during pendency of the procedures provided for in Subsections 8.2, 8.3 and 8.4 hereof, the business and affairs of the Partnership shall be conducted so as to maintain and preserve the value of the Partnership as a going concern. During any period of winding up, the business and affairs of the Partnership shall be conducted so as to maintain and preserve the assets of the Partnership in a manner consistent with the winding-up of the affairs thereof. Each Partner will indemnify the Partnership and the other Partner against any claim, loss or damage to the Partnership or such other Partner which may result from the Partner's breach of this Subsection 8.5.

          8.6  Liquidation and Distribution Procedure.  In the event of any
               --------------------------------------
   liquidation and distribution as a result of the termination of the Partnership, the assets of the Partnership after payment of or provision for all just debts of the Partnership shall be distributed in accordance with the provisions of the West Virginia Uniform Partnership Act except as otherwise provided herein.

                            SECTION 9. ARBITRATION

          Either Partner may cause to be submitted to arbitration all disputes, controversies or questions of interpretation arising out of this Agreement or any breach or default hereunder by giving to the other Partner notice to that effect. The arbitration shall be held in Charleston, West Virginia and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect at the time of such arbitration except as follows. The Partner desiring arbitration shall include in its notice to the other Partner the name of the arbitrator chosen by it. Within twenty days after receipt of such notice, the Partner receiving notice shall, by written notice to the

   Partner desiring arbitration, name the arbitrator chosen by it and within twenty days after the appointment of the second arbitrator an additional arbitrator shall be selected by the two arbitrators theretofore appointed; provided, however, if one of the Partners shall have failed to appoint an arbitrator as hereinabove provided, the sole arbitrator appointed by the other Partner shall arbitrate the matter alone. If the two arbitrators shall have failed to select an additional arbitrator within the above-stated time, the additional arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Fourth Circuit, acting in his individual capacity, or in the event of his failure to appoint the additional arbitrator, by the Regional Director of the American Arbitration Association for Charleston, West Virginia. No arbitrator shall be an employee or former employee of the Partnership, either Partner, or an Affiliate of either Partner. After their selection, the arbitrators (or sole arbitrator as the case may be) shall proceed promptly with the arbitration proceedings and shall come to a decision and shall deliver a written report thereof to both Partners no later than ninety days after the selection of the last of their number (or in the case of a sole arbitrator, 110 days after his selection). Each Partner shall pay the costs and expenses of the arbitrator appointed by it and shall share equally the other costs and expenses of the arbitration, including the costs and expenses of the additional arbitrator. The right of either Partner to seek or obtain any remedy pursuant to this
   Section 9 shall be in addition to the remedies provided for in Section 8 hereof and shall survive the dissolution of the Partnership or the sale and purchase of a Partner's interest in the Partnership pursuant to Subsections
   8.2 and 8.3 hereof.

                          SECTION 10.  FORCE MAJEURE

          If either Partner fails to perform or commits a breach of any provision or covenant of this Agreement, other than the obligation to make contributions as provided herein, and the cause of such breach or failure is Force Mature, it shall be excused to the extent and for the period required
   ------------
   by such cause. Force Majeure shall mean a strike, flood, fire, or other
                  -------------
   casualty, act of God, act of government or other occurrence or circumstance not due to the defaulting Partner's fault or negligence and not within such Partner's reasonable control.

                             SECTION 11.  GENERAL

          11.1  Notices.  All notices, demands or requests required or permitted
                -------
   to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered personally or when deposited in the United States mail, postage prepaid, by registered or certified mail, with return receipt requested, addressed as follows:

          (a)  If to Walnut to:

          Walnut Coal Corporation
          c/o Bluestone Coal Corporation
          P. O. Box 1085
          Beckley, West Virginia  25801
          Attention: James C. Justice

   or at such other address as Walnut may have furnished Charles by notice.

          (b)  If to Charles to:

          Charles Coal Company
          c/o Eastern Associated Coal Corp.
          Koppers Building
          Pittsburgh, Pennsylvania  15219
          Attention: President

          with a copy to:

          Eastern Gas and Fuel Associates
          One Beacon Street
          Boston, Massachusetts  02108
          Attention: Robert H. Freeman

   or at such other address as Charles may have furnished Walnut by notice.

          11.2   Amendment.  This Agreement may not be amended except by a
                 ---------
   written instrument executed by both Partners.

          11.3   Applicable Law.  This Agreement and the performance of the
                 --------------
   Partners hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of West Virginia and no presumption shall be deemed to exist in favor of or against either Partner as a result of the preparation or negotiation of the same.

          11.4   Entire Agreement.   This Agreement constitutes the entire
                 -----------------
   agreement between the parties hereto relative to the organization and operation of the Partnership for the purposes herein contemplated and there are no other expressed or implied understandings, representations or warranties, oral or written, relating to the Colony Bay Reserve or the subject matter of this Agreement, which shall be deemed to exist or to bind any of the Parties hereto, their respective successors or assigns except as referred to herein.

          11.5   Further Assurances.  Each of the Parties hereto shall from time
                 ------------------
   to time and at all times do all such other further acts as may reasonably be necessary in order fully to perform and carry out the terms and intent hereof.

          11.6   Admission of Additional Partners.  Except as provided in
                 --------------------------------
   Section 7 hereof, no additional Partners may be admitted to the Partnership except upon the unanimous consent of the Partners and upon such terms and conditions as they may agree upon.

          11.7   Severability.  If any provisions of this Agreement or the
                 ------------
   application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of the Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          11.8   Binding Agreement.  Subject to the restrictions on transfers
                 -----------------
   and other dispositions set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Partners and their respective successors and assigns.

          11.9   Headings.  The headings of sections in this Agreement are for
                 --------
   convenience only and are not a part of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement by their duly authorized officers as of the day and year first above written.

                                            WALNUT COAL CORPORATION


                                            By: [Executed]
                                               -------------------------------


                                            CHARLES COAL COMPANY


                                            By: [Executed]
                                               -------------------------------

                                  APPENDIX A

                    Procedures for Conduct of Management of
                    ---------------------------------------
                Colony Bay Reserve by Managing General Partner
                ----------------------------------------------

          Terms used herein and not otherwise defined herein are used herein as defined in the Amended and Restated Venture Agreement of Colony Bay Coal Company (the "Agreement").

          1.   Services Included.  Walnut shall at its expense provide or
               -----------------
   make provision for all of the managerial, administrative and technical services reasonably required to enable the Partnership to conduct its operations in a proper and businesslike manner. The services of Walnut hereunder shall include, without implied limitation, (i) all upper management services in connection with operations, purchasing, labor relations, insurance, supervisory engineering, and, to the extent set out in Section 2 of these Procedures, accounting; (ii) all negotiations with and proceedings before federal and state agencies having jurisdiction over the Partnership's operations; (iii) the supervision of~the preparation of all mine permit applications, reclamation plans, and mining plans and projections; and (iv) the approval of and preparation of contracts with all miners and truckers engaged by contract.

          2.   Accounting.
               ----------

               (a) Walnut shall (i) keep and maintain complete books and records, on the accrual basis of accounting and in accordance with generally accepted accounting principles, with respect to all phases of the business of the Partnership; (ii) maintain all other records necessary or appropriate to recording and managing the business and tax affairs of the Partnership, including the preparation and filing of all federal, state and local tax returns, and including all books and records provided for in (S) 5.2 of the Agreement; (iii) provide the Partnership with appropriate financial statements on a monthly basis and at such other times and for such other periods as may be reasonably required by the Partnership.

     (b) All books and records maintained for the Partnership by Walnut hereunder shall be open to inspection by the Partnership or any of the Partners at all reasonable times, and shall be the property of the Partnership.

          3.   Bank Accounts.  All receipts and income of the Partnership shall
               -------------
   be deposited in accounts in such bank or banks as may from time to time be designated by the Partnership. Withdrawals from such accounts shall be made upon the signature or signatures of such person or persons as may be authorized by the Partnership from time to time.

          4.   Fund Deposits and Reports.   Walnut shall be responsible for
               -------------------------
   maintaining all records, and for making all deposits and paying all premiums (with funds of the

   Partnership), on behalf of the Partnership and its employees, with respect to the West Virginia Workmen's Compensation Fund, The West Virginia Coal Workers Pneumoconiosis Fund, The West Virginia Unemployment Compensation Fund, and any other such funds, as may be required by law, regulation or labor contract, and for processing all claims by employees of the Partnership. All legal expenses with respect to the processing or contest of such claims shall be borne by the Partnership.

          5.   Materials and Supplies.  Walnut shall oversee the ordering, for
               ----------------------
   the Partnership's account, of all materials and supplies necessary for the operation of the mines and mining activities of the Partnership, subject to consultation between the Partners from time to time with respect to suppliers, prices, etc.

          6.   Purchases, Leases and Equipment.  Walnut shall be responsible for
               -------------------------------
   making recommendations to the Partnership with respect to the leasing or purchase of equipment, coal deposits and surface lands. No equipment, coal lands, or other property shall be leased or purchased by Walnut for the Partnership's account without the express consent or approval of the Partnership.

          7.   Relationship to the Agreement.  In the event of any conflict or
               -----------------------------
   inconsistency between the Agreement and these Procedures, the terms of the Agreement shall prevail and control.

          THIS AGREEMENT, made as of the 11th day of August, 1987, by and between CHARLES COAL COMPANY, a Delaware corporation ("Charles"), and EASTERN ASSOCIATED COAL CORP., a West Virginia corporation ("EACC");

          WHEREAS, the parties hereto are the owners of all interests in Colony Bay Coal Company, a general partnership formed under the Uniform Partnership Act as adopted in West Virginia; and

          WHEREAS, said partnership was continued and restated in an Amended and Restated Venture Agreement of Colony Bay Coal Company dated January 1, 1983; and

          WHEREAS, the partnership was originally formed between Walnut Coal Corporation and Charles Coal Company; however, by Venture Interest Purchase Agreement dated August 11, 1987, EACC purchased all of the partnership interest of Walnut Coal Corporation;

          NOW, THEREFORE, for valuable consideration Charles does hereby agree that EACC shall be admitted as a partner to the general partnership and that EACC shall have all of the rights and interests in said partnership as were previously held and owned by Walnut Coal Corporation. EACC does hereby agree to perform all of the covenants and obligations of Walnut as set forth in said Amended and Restated Venture Agreement. In all other respects the parties do hereby ratify and affirm the said Amended and Restated Venture Agreement.

          IN WITNESS WHEREOF, the parties have caused this agreement to be executed by officers thereunto duly authorized.

                                            CHARLES COAL COMPANY


                                            By  [Executed]
                                               ---------------------------
                                              Its ________________________



                                            EASTERN ASSOCIATED COAL CORP.


                                            By  [Executed]
                                               ---------------------------
                                              Its ________________________